MERRILL LYNCH SERIES FUND, INC.

CAPITAL STOCK PORTFOLIO

SERIES #4

FILE # 811-3091

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
10/12/01	Therasense, Inc.	$60,800	$114,000,000	US Bancorp Piper Jaffray
		$	$
		$	$
		$	$